                                                  ------------------------------
                                                                    OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number: 3235-0145
                                                  Expires: December 31, 1997
                                                  Estimated average burden
                                                  hours per response ......14.90
                                                  ------------------------------

                                  UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                              Washington D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 6)*

                             Jaco Electronics, Inc.
                                (Name of Issuer)

                          Common Stock, $0.10 Par Value
                         (Title of Class of Securities)

                                   469783-10-4
                                 (CUSIP Number)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (2/95)

CUSIP No. 469783-10-4                 13G                  Page 2 of 9 Pages

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Charles B. Girsky

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |_|
                                                                  (b) |_|

--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

--------------------------------------------------------------------------------
                     5   SOLE VOTING POWER

    NUMBER OF            261,738 shares                                    6.7%
                    ------------------------------------------------------------
      SHARES         6   SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY            36 shares                                          .1%
                    -----------------------------------------------------------
       EACH          7   SOLE DISPOSITIVE POWER
    REPORTING
      PERSON             261,738 shares                                    6.7%
                    ------------------------------------------------------------
       WITH          8   SHARED DISPOSITIVE POWER

                         36 shares                                          .1%
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 261,774 shares

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN |_|
       SHARES*

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                           6.7%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                                       IN

--------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 469783-10-4                 13G                  Page 3 of 9 Pages

--------------------------------------------------------------------------------
  1    NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Lois Girsky

--------------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*          (a) |_|
                                                                  (b) |_|

--------------------------------------------------------------------------------
  3    SEC USE ONLY


--------------------------------------------------------------------------------
  4    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States

--------------------------------------------------------------------------------
                     5   SOLE VOTING POWER

    NUMBER OF            0 shares                                             0%
                    ------------------------------------------------------------
      SHARES         6   SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY            261,774 shares                                     6.7%
                    -----------------------------------------------------------
       EACH          7   SOLE DISPOSITIVE POWER
    REPORTING
      PERSON             0 shares                                             0%
                    ------------------------------------------------------------
       WITH          8   SHARED DISPOSITIVE POWER

                         261,774 shares                                     6.7%
--------------------------------------------------------------------------------
  9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 261,774 shares

--------------------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN |_|
       SHARES*

--------------------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                                           6.7%

--------------------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON *

                                       IN

--------------------------------------------------------------------------------

                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

     This statement constitutes Amendment No. 6 to the Schedule 13G previously filed by the Reporting Person. No changes in any information previously reported have occurred, except as set forth in this or prior Amendments.

Item 1.

     (a)  Name of Issuer: Jaco Electronics, Inc.

     (b)  Address of Issuer's Principal Executive Offices:

                           2282 Townsgate Road
                           Westlake Village, CA 91361

Item 2.

     1.   (a) Name of Person Filing: Charles B. Girsky

          (b)  Address of Principal Business Office, or, if none, Residence:

                           2282 Townsgate Road
                           Westlake Village, CA 91361

          (c)  Citizenship: United States


          (d)  Title of Class of Securities:
                          Common Stock, $0.10 par value


          (e)  CUSIP Number: 469783-10-4


     2.   (a) Name of Person Filing: Lois Girsky


          (b)  Address of Principal Business Office, or, if none, Residence:

                           3455 Twin Lake Ridge
                           Westlake Village, CA 91361

          (c)  Citizenship: United States


          (d)  Title of Class of Securities:

                            Common Stock, $0.10 par value

          (e)  CUSIP Number: 469783-10-4

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                                 Not Applicable

     (a)  |_| Broker or Dealer registered under Section 15 of the Act

     (b)  |_| Bank as defined in section 3(a)(6) of the Act

     (c)  |_| Insurance Company as defined in section 3(a)(19) of the Act

     (d) |_| Investment Company registered under section 8 of the Investment Company Act

     (e) |_| Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

     (f) |_| Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss. 240.13d-1(b)(1)(ii)(F)

     (g) |_| Parent Holding Company, in accordance with ss.240.13d-1(b)(ii)(G) (Note: See Item 7)

     (h)  |_| Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)

Item 4. Ownership.

     If the percent of the class owned, as of December 31, 1996, the year covered by the statement, or as of the last day of any month described in Rule 13d-1(b)(2), if applicable, exceeds five percent, provide the following information as of that date and identify those shares which there is a right to acquire.

     1. Charles Girsky, is a Trustee of The Girsky Family Trust, dated 12/15/95 ("Girsky Family Trust") and the husband of Lois Girsky.

     (a)  Amount Beneficially Owned: 261,774(1),(2) shares.

     (b)  Percent of Class: 6.7.

     (c)  Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote: 261,738(1) shares.

          (ii) shared power to vote or to direct the vote: 36 (2) shares.

          (iii) sole power to dispose or to direct the disposition of:
               261,738(1) shares.

          (iv) shared power to dispose or to direct the disposition of: 36(2) shares.

2. Lois Girsky, is a Trustee of the Girsky Family Trust and the wife of Charles Girsky.

     (a)  Amount Beneficially Owned: 261,774(1),(2) shares.

     (b)  Percent of Class: 6.7.

     (c)  Number of shares as to which such person has:

          (i)  sole power to vote or to direct the vote: 0 shares.
          (ii) shared power to vote or to direct the vote: 261,774 (1), (2) shares
          (iii) sole power to dispose or to direct the disposition of: 0 shares.
          (iv) shared power to dispose or to direct the disposition of:
               261,774(1),(2) shares.

     On February 3, 1997, Charles Girsky delivered 244,541 shares of Common Stock to the Girsky Family Trust.

Instruction: For computations regarding securities which represent a right to acquire an underlying security see Rule 13d-3(d)(1).

Item 5. Ownership of Five Percent or Less of a Class

                                 Not Applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person

                                 Not Applicable

--------

1 Includes 15,000 shares of Common Stock acquirable upon the exercise of options granted to Charles Girsky under the Issuer's 1993 Non-Qualified Stock Option Plan.

2    Includes 36 shares of Common Stock held by the Girsky Family Trust.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

                                 Not Applicable

Item 8. Identification and Classification of Members of the Group

                                 Not Applicable

Item 9. Notice of Dissolution of Group

                                 Not Applicable

Item 10. Certification

                                 Not Applicable

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                       February   14, 1997
                                                              Date

                                                       /s/ Charles B. Girsky
                                                       -------------------------
                                                             Signature

                                                       Charles B. Girsky
                                                       Name/Title

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

                                                     SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                       February 14 , 1997
                                                              Date

                                                       /s/ Lois Girsky
                                                       -------------------------
                                                             Signature

                                                       Lois Girsky
                                                       -------------------------
                                                       Name/Title

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)